Adamis Pharmaceuticals Corporation 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Adamis Pharmaceuticals Corporation
11682 El Camino Real, Suite #300
San Diego, CA 92130

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-159229, 333-169106, 333-175383, 333-194635, 333-201742, 333-211773, 333-218945, 333-226230, and 333-229379), and Form S-3 (Nos. 333-196976, 333-199454, 333-200447, 333-209401, 333-212880, 333-217400, 333-217408, 333-226100 and 333-249331) of Adamis Pharmaceuticals Corporation and Subsidiaries (the “Company”) of our report dated March 31, 2022, relating to the consolidated financial statements, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, CA 92130

March 31, 2022